Exhibit 99.1

EVERTEC AGREES TO ACQUIRE MAJORITY OWNERSHIP

OF PROCESSA, A COLOMBIAN PAYMENT PROCESSOR

SAN JUAN, PUERTO RICO – September 1, 2015 – EVERTEC, Inc. (NYSE: EVTC) today announced that its operating subsidiary, EVERTEC Group, LLC, entered into an agreement on August 28, 2015 to purchase 65% of the share capital of Processa S.A.S., a Colombian company that is based in Bogotá and engaged in the business of payment processing and supply of related services and equipment in Colombia. The aggregate purchase price for the shares equals approximately COP 16,728 million, or approximately US$5.4 million at current exchange rates, and is subject to customary adjustments.

Mac Schuessler, EVERTEC’s President and Chief Executive Officer, said “While this is a small transaction, it aligns well with our strategy to invest in the Colombian market and provides us with a platform to expand upon in the future.”

The transaction is subject to customary closing conditions, including receipt of US federal bank regulatory approval. The transaction is subject to customary termination provisions, including the right of either EVERTEC or the selling shareholders to terminate the transaction if it has not closed within three months after signing of the share purchase agreement. Receipt of US federal bank regulatory approval is dependent on factors outside the control of EVERTEC. There is no assurance that such approval will be obtained within three months after signing of the share purchase agreement or at all.

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is the leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The largest merchant acquirer in the Caribbean and Central America - and one of the largest in Latin America - EVERTEC serves 19 countries in the region from its base in Puerto Rico. The Company manages a system of electronic payment networks that process more than 2.1 billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. The Company serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

About Processa

Processa S.A.S., headquartered in Bogotá, Colombia, is a diversified technology services company offering electronic payments processing and business solution processing for financial institutions, nongovernmental welfare funds and merchants.

Forward-Looking Statements

This announcement may contain certain forward-looking statements within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including revenue and earnings estimates and management’s expectations regarding future events and developments, are forward-looking statements and are subject to significant risks and uncertainties. Important factors that may cause actual events or results to differ materially from those anticipated by such forward-looking statements include the following: the effect of current domestic and worldwide economic conditions, including sovereign insolvency situations, and future performance and integration of acquisitions including PROCESSA, and other risks detailed in the Company’s SEC filings, including the most recently filed Form 10-K, as applicable. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Contact:

Investor Contact

Alan Cohen

Executive Vice President

Head of Investor Relations

(787) 773-5442

IR@evertecinc.com